INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this "Agreement"), dated as of March 14, 2003, is made by and among Fleet Capital Corporation, ("Fleet") a Rhode Island corporation, in its capacity as administrative and collateral agent (in such capacity, together with its successors in such capacity the "Revolver Agent") for the Revolver Lenders (as defined below); such Revolver Lenders; Tennenbaum Capital Partners, LLC, a Delaware limited liability company, as collateral agent (in such capacity, together with its successors in such capacity, the "Noteholders Agent") for Noteholders (as defined below); and such Noteholders.

Recitals:

Pursuant to a certain Loan and Security Agreement dated May 14, 2002, among The Dixie Group, Inc. ("Borrower"), a Tennessee corporation, each of the subsidiaries of Borrower as guarantors (the "Guarantors"), various lenders party thereto from time to time (together with their successors and permitted assigns, the "Revolver Lenders"), and Revolver Agent (as at any time amended, the "Revolver Loan Agreement"), Revolver Lenders have made and may continue to make loans and other extensions of credit to Borrower from time to time, secured by liens upon and security interests in the Collateral (as defined below).

Borrower and the purchasers named therein (together with their successors and permitted assigns, the "Noteholders") are parties to those certain Note Purchase Agreements dated as of March 12, 2003 (as at any time amended, the "Note Purchase Agreements"), pursuant to which Borrower has issued $37,000,000 in aggregate principal amount of its Senior Secured Notes due 2007 (as at any time amended, the "Senior Notes") to Noteholders.

As a condition to Noteholders' obligation to purchase the Senior Notes, Noteholders have required that Guarantors guarantee the payment and performance of Borrower's obligations under the Senior Notes and the Note Purchase Agreements and that Borrower and each Guarantor grant liens upon and security interests in the Collateral in favor of Noteholders Agent for the benefit of Noteholders to secure their respective obligations to Noteholders.

The consent of Revolver Agent and Revolver Lenders under the Revolver Loan Agreement is required as a condition to the authority of Borrower and each Guarantor to grant liens upon and security interests in any of the Collateral and for Guarantors to guarantee payment of the Senior Notes. Revolver Agent and Revolver Lenders are prepared to give such consent, subject to the terms and conditions hereinafter set forth. Noteholders Agent and Revolver Agent are willing to enter into this Agreement to set forth their relative rights with respect to the Collateral and to evidence Revolver Agent's and Revolver Lenders' consents to the grant by Borrower and each Guarantor of liens upon and security interests in the Collateral and other assets and properties of Borrower and each Guarantor in favor of Noteholders Agent for the benefit of Noteholders.

NOW, THEREFORE, for $10.00 in hand paid each to the other and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereto, agree as follows:

1. Definitions; Rules of Construction. (a) Terms defined in the above Recitals shall have the meanings when used elsewhere in this Agreement. In addition, as used in this Agreement, the following terms shall have the meanings ascribed to them below (terms used in the singular to have the same meanings when used in the plural, and vice versa):

"Accounts" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Accounts Formula Amount" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Accruals" shall mean, on any date of determination thereof, all accrued but unpaid interest (whether at the Default Rate or otherwise), fees, and other charges as at any time owing by any Obligor to Revolver Agent or Revolver Lenders under any of the Revolver Loan Documents and includes any advances by Revolver Lenders to pay such amounts and interest accrued upon such advances.

"Agent" shall mean Revolver Agent or Noteholders Agent, as the context may require; and "Agents" shall mean both the Revolver Agent and the Noteholders Agent.

"Applicable Law" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Bankruptcy Case" shall mean any case commenced by or against an Obligor under any chapter of the Bankruptcy Code.

"Bankruptcy Code" shall mean title 11 of the United States Code.

"Base Rate" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Borrowing Base" shall have the meaning ascribed to it from time to time in the Revolver Loan Documents.

"Borrowing Base Certificate" shall mean a borrowing base certificate submitted by Borrower or any other Obligor pursuant to the terms of the Revolver Loan Documents.

"Business Day" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Collateral" shall have the meaning ascribed to it in the Revolver Loan Agreement and shall include any and all property or other assets of an Obligor in which either Agent shall have or at any time acquire a Lien.

"Contingent Obligations" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Default Rate" shall mean, with reference to the applicable rate of interest after an Event of Default under the Revolver Loan Agreement, the "Default Rate" as defined therein; and, with reference to the applicable rate of interest after an Event of Default under the Note Purchase Agreements, the "Default Interest Rate" as defined in the Senior Notes.

"Enforcement Expenses" shall mean all costs, expenses, fees (including fees incurred by Revolver Agent to any attorneys or other agents or consultants retained by Revolver Agent) or advances that Revolver Agent or any Revolver Lender may make, suffer or incur, after the occurrence of an Event of Default, on account of or in connection with (i) the repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting, or otherwise preserving or realizing upon any Collateral; (ii) the settlement or satisfaction of any prior Lien or other encumbrance upon any of the Collateral; or (iii) the enforcement of any of the Revolver Loan Documents or the collection of any of the Obligations. Such costs, expenses, and advances may include storage fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, environmental study fees, and wages and salaries paid to employees of any Obligor or any independent contractors in liquidating or collecting any Collateral.

"Event of Default" shall mean an Event of Default under (and as defined in) either the Revolver Loan Agreement or the Note Purchase Agreements, as the context may require.

"Fabrica" shall mean Fabrica International, a California corporation.

"Fixed Asset Collateral" shall mean any Collateral consisting of Equipment (as defined in the Revolver Loan Agreement) of an Obligor or Real Estate (as defined in the Revolver Loan Agreement) of an Obligor.

"Formula Amount" shall mean, on any date of determination thereof, an amount equal to the sum of (i) the Accounts Formula Amount on such date and (ii) the Inventory Formula Amount on such date, in each case as determined by Revolver Agent pursuant to the Revolver Loan Agreement.

"Full Payment" shall mean, with respect to the Revolver Lender Debt, (i) the full and final payment, in cash and in U. S. Dollars, of such Revolver Lender Debt and, in the case of Contingent Obligations comprising a part of the Revolver Lender Debt (including any outstanding LC Obligations or any obligations pursuant to indemnities by an Obligor under any of the Revolver Loan Documents), the posting of cash collateral with Revolver Agent in an amount equal to 100% of the amount of such Contingent Obligations (including Letters of Credit and all fees and interest associated therewith that will accrue during the term of such obligations) as reasonably estimated by Revolver Agent, and (ii) termination of the Commitment (as defined in the Revolver Loan Agreement).

"Indemnity Amount" shall mean, on any date, the amount required to be paid by an Obligor to Revolver Agent or any of the Revolver Lenders on such date pursuant to any indemnity provision contained in the Revolver Loan Documents, including indemnities or reimbursement obligations with respect to Banking Relationship Debt (as defined in the Revolver Loan Agreement).

"Insolvency Proceeding" shall mean any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution, or winding up of the affairs of such Person.

"Inventory" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Inventory Formula Amount" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"LC Obligations" shall mean all liabilities, indebtedness, and obligations associated with the issuance, guarantee or procurement by any Revolver Lender or Revolver Agent, pursuant to any of the Revolver Loan Documents, of a Letter of Credit for the account of Obligors (or any of them), including any right of reimbursement or indemnity arising from any draw made upon any such Letter of Credit.

"Lenders" shall mean Revolver Lenders and Noteholders.

"Letter of Credit" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Lien" shall mean any Security Interest, lien, or security title at any time or times granted in favor of or otherwise obtained by either Agent from an Obligor with respect to any of the Collateral, whether such Security Interest, lien, or other security title arises under or is granted, conveyed or imposed pursuant to the terms of any statute, court order, or any mortgage, deed of trust, security deed, security agreement, pledge, hypothetication, assignment, deposit arrangement, conditional sale agreement, or other title retention contract, lease, or agreement of any nature.

"Lien Enforcement Action" shall mean any action taken by an Agent pursuant to its agreements with an Obligor and in accordance with Applicable Law to realize upon its Liens in any Collateral following the occurrence of an Event of Default, whether by repossession, replevin, petition for writ of possession, foreclosure, offset, attachment, garnishment, notification of account obligors, or other judicial or non-judicial means. A demand for payment shall not, in and of itself, constitute a Lien Enforcement Action, nor shall the commencement of an Insolvency Proceeding against an Obligor be deemed to constitute a Lien Enforcement Action, nor shall the application by Revolver Agent to the Revolver Lender Debt of collections of Accounts or proceeds of other Collateral received from account debtors or through any lockbox or other cash management arrangement constitute a Lien Enforcement Action, whether or not any Event of Default under the Revolver Loan Agreement exists.

"Loan Value" shall mean (i) with respect to any Fixed Asset Collateral on any date, the orderly liquidation value of such Fixed Asset Collateral as shown on the most recent outside appraisal obtained by Revolver Agent with respect to such Fixed Asset Collateral, but if Revolver Agent does not have an appraisal with respect to such Fixed Asset Collateral and the parties are unable to agree upon the Loan Value of such Fixed Asset Collateral, then the Loan Value thereof shall be the orderly liquidation value shown on an appraisal commissioned by Revolver Agent at the written request from Noteholders Agent (and at Noteholders Agent's expense) from an independent, third-party appraiser having qualifications reasonably acceptable to Revolver Agent or, in the absence of a request from Noteholders Agent for such an appraisal, the orderly liquidation value as determined by Revolver Agent; and (ii) with respect to any Collateral consisting of Inventory, an amount attributable to the inclusion of such Inventory in the calculation of the Inventory Formula Amount, as determined from the Borrowing Base Certificate last received prior to the date of determination, but if, on the date of determination, an Overadvance exists, then the Loan Value of such Inventory shall be increased by an amount necessary to take into account a proportionate amount of the Overadvance.

"Masland" shall mean any corporation or limited liability company that is hereafter formed by Borrower and that acquires the assets and assumes the liabilities of the Masland division of Borrower, so long as such corporation is a wholly-owned subsidiary of Borrower.

"Maximum Formula Amount" shall mean, on any date of determination thereof, an amount equal to (a) the sum of (i) 110% of the Formula Amount as of such date, (ii) all Accruals as of such date, (iii) all unpaid Enforcement Expenses as of such date, and (iv) any unpaid Indemnity Amount as of such date, minus (b) the 1995 Bond Reserve on such date; provided, however, that, on any date, the Maximum Formula Amount shall not be deemed to have been exceeded by virtue of Revolver Loans made, or Letters of Credit procured, on such date if, at the time of the funding of such Revolver Loans or the procurement of such Letters of Credit and after giving effect thereto, the aggregate of the Revolver Lender Working Capital Debt on such date does not exceed 110% of the Formula Amount as calculated by Revolver Agent based upon the last Borrowing Base Certificate (as defined in the Revolver Loan Agreement) received by Revolver Agent prior to the date of the funding of such Revolver Loans or the procurement of such Letters of Credit, as the calculation of the Formula Amount in such Borrowing Base Certificate may be adjusted by Revolver Agent pursuant to the provisions of Section 7.5 of the Revolver Loan Agreement. For avoidance of doubt, the Availability Reserve (as defined in the Revolver Loan Agreement) shall not be deducted from the Formula Amount in determining the Maximum Formula Amount on any date. Noteholders and Noteholders Agent acknowledge that the calculation of the Formula Amount and components thereof entails the exercise of discretion by Revolver Agent and Revolver Lenders as described in the Revolver Loan Agreement, including discretion in determining which Accounts constitute Eligible Accounts and which Inventory constitutes Eligible Inventory.

"Maximum Revolver Lender Debt" shall mean, on any date of determination thereof, the sum of (i) the Maximum Working Capital Debt Amount on such date, (ii) the Maximum Term Debt Amount on such date, and (iii) the unpaid principal balance and accrued interest on such date with respect to the 1995 Bonds.

"Maximum Revolver Line" shall mean, on any date of determination thereof, an amount equal to the sum of (i) $90,000,000, (ii) all Accruals as of such date, (iii) all unpaid Enforcement Expenses as of such date, and (iv) any unpaid Indemnity Amount as of such date.

"Maximum Term Debt Amount" shall mean, on any date of determination thereof, an amount equal to (i) $38,333,336 minus payments actually made to and applied by Revolver Lenders on or prior to such date of determination on account of the unpaid principal amount of the Term Loan, plus (ii) all accrued but unpaid interest, fees, and other charges at any time or times due or payable in connection with the Term Loan as of such date.

"Maximum Working Capital Debt Amount" shall mean, on any date of determination thereof, the lesser of (i) the Maximum Revolver Line on such date or (ii) the Maximum Formula Amount on such date; provided, however, that (a) the Maximum Working Capital Debt Amount shall be calculated without giving effect to any decreases in the Accounts Formula Amount or the Inventory Formula Amount as a result of Accounts or Inventory that are deemed by Revolver Agent to be eligible on any date thereafter becoming or being deemed, with the passage of time, ineligible (whether as a result of aging, obsolescence, disputes, or non-payment by Account Debtors or otherwise), the return of uncollected checks or other items of payment applied to the reduction of Revolver Loans, or other similar involuntary or unintentional actions; or (b) Revolver Agent's exercising discretion under the Revolver Loan Agreement to declare Accounts previously deemed to be Eligible Accounts or Inventory previously deemed to be Eligible Inventory as no longer constituting Eligible Accounts or Eligible Inventory.

"1995 Bond Reserve" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"1995 Bonds" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Note Documents" shall have the meaning ascribed to "Operative Documents" in the Note Purchase Agreements.

"Noteholder Debt" shall mean all obligations, liabilities, and indebtedness of every kind, nature and description owing by any or all of Obligors to Noteholders, whether direct or indirect, absolute or contingent, joint or several, due or to become due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, in each case evidenced by or arising under or in connection with the Note Documents, whether now existing or hereafter arising.

"Obligors" shall mean Borrower, each Guarantor, and each other Person who may hereafter become liable for the payment of the whole or any part of the Revolver Lender Debt or the Noteholder Debt.

"Option Period" shall have the meaning ascribed to it in Section 9 hereof.

"Overadvance" shall mean, on any date, a condition such that the Revolver Lender Working Capital Debt outstanding on such date exceeds the applicable Borrowing Base on such date, and the amount of the Overadvance on such date shall be equal to the amount of such excess; provided, however, that, if on such date the Revolver Lender Working Capital Debt exceeds the Maximum Working Capital Debt Amount, then, solely for purposes of Section 4(c) hereof and without affecting any liability or obligation of Obligors under the Revolver Loan Documents, the amount of the Overadvance shall be reduced by the amount of such excess.

"Person" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Purchase Option" shall have the meaning ascribed to it in Section 9 hereof.

"Revolver Commitments" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"Revolver Lender Debt" shall mean any and all obligations, liabilities, and indebtedness of any kind, nature, and description owing by any or all of the Obligors to any or all of Revolver Agent or Revolver Lenders, whether now or hereafter created, incurred, or arising, and whether direct or indirect, absolute or contingent, joint or several, due or to become due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities, and expenses, however evidenced, whether as principal, surety, endorser, guarantor, or otherwise, in each case evidenced by or arising under or in connection with any of the Revolver Loan Documents, whether now existing or hereafter arising. Without limiting the generality of the foregoing, Revolver Lender Debt shall include all Revolver Lender Term Debt and all Revolver Lender Working Capital Debt.

"Revolver Lender Term Debt" shall mean the portion of the Revolver Lender Debt consisting of the Term Loan (as that term is defined in the Revolver Loan Agreement), together with all interest, fees and other charges at any time or times payable in connection therewith.

"Revolver Lender Working Capital Debt" shall mean the portion of the Revolver Lender Debt consisting of the Revolver Loans and LC Obligations, together with all interest, fees, and other charges payable at any time or times in connection therewith.

"Revolver Loan" shall mean a "Revolver Loan" under (and as defined in) the Revolver Loan Agreement.

"Revolver Loan Documents" shall mean the "Loan Documents" as defined in the Revolver Loan Agreement.

"Security Interest" shall mean a consensual security interest granted by an Obligor to a Person in real or personal property of such Obligor.

"Term Loan" shall have the meaning ascribed to it in the Revolver Loan Agreement.

"UCC" shall mean the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the creation, perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

(b) All references in this Agreement (including the Recitals to this Agreement) to any instrument or agreement, including any of the Note Documents or any of the Revolver Loan Documents, shall mean and include all amendments and modifications thereto and renewals and restatements thereof; all references herein to any statute shall mean and include all amendments thereto and all regulations issued pursuant thereto; and the words "including" and "include" shall mean "including, without limitation" and "include, without limitation." All references to Liens in favor of Revolver Agent shall be understood to mean Liens held by Revolver Agent for its benefit and for the benefit of Revolver Lenders; and all references to Liens in favor of Noteholders Agent shall be understood to mean Liens held by Noteholders Agent for its benefit and for the benefit of Noteholders.

2. Consents to Security Interests. Revolver Agent hereby consents to each Obligor's grant to Noteholders Agent of Security Interests in the Collateral pursuant to the Note Documents as security for the Noteholder Debt and agrees that the existence of such Security Interests shall not constitute an Event of Default under any of the Revolver Loan Documents. Noteholders Agent hereby consents to each Obligor's grant of Security Interests in the Collateral to Revolver Agent as security for the Revolver Lender Debt and agrees that the existence of any such Security Interests shall not constitute an Event of Default under any of the Note Documents.

3. Priority of Liens. (a) The parties agree at all times, whether before, after or during the pendency of any Bankruptcy Case or other Insolvency Proceeding and notwithstanding the priorities which would ordinarily result from the order of granting or perfection of any Liens, the order of filing or recording of any financing statements or mortgages in respect of or possession of any of the Collateral, or the priorities that would otherwise apply under Applicable Law, the Liens of Revolver Agent in the Collateral shall constitute first priority Liens in such property to secure the Revolver Lender Debt and shall be superior to any Lien or other interest of Noteholders Agent in the same property arising pursuant to the Note Documents, by operation of law or otherwise; and any Lien or other interests at any time obtained by Noteholders Agent in any of the Collateral shall be subordinate and junior in priority to the Liens of Revolver Agent therein.

(b) For purposes of the foregoing priorities, any claim of a right of setoff by Noteholders Agent or any Noteholder shall be treated in all respects as a Lien and no claim to a right of setoff by Noteholders Agent or any Noteholder shall be asserted to defeat or diminish the rights or priorities provided for herein in favor of Revolver Agent or any Revolver Lender.

(c) If, for any reason, any Security Interest or other Lien granted or conveyed by an Obligor to Revolver Agent pursuant to the Revolver Loan Documents or otherwise is avoided (including as a result of non-perfection of such Security Interest or Lien) or otherwise held to be ineffective, in whole or in part, by final order of a court of competent jurisdiction, then the provisions of paragraph (a) of this Section 3 shall not be deemed to apply with respect to the portion of the Collateral subject to any such Lien that is so avoided or otherwise held to be ineffective.

(d) Except as set forth in Section 30 hereof, each Agent and the Lenders for which such Agent serves in an agency capacity shall be solely responsible for perfecting and maintaining the perfection of their Liens in and to each item of Collateral in which such Agent has been granted a Lien, without any responsibility on the part of the other Agent or any of the Lenders for which it serves as agent to do so. In no event shall Revolver Agent or any Revolver Lender institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that any Lien of Noteholders Agent in any of the Collateral is invalid, unperfected, or avoidable, or is or should be subordinated to the Liens or other interests of any Person other than Revolver Agent. In no event shall Noteholders Agent or any Noteholder institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that any Lien of Revolver Agent in any of the Collateral is invalid, unperfected, or avoidable, or is or should be subordinated to the Liens or other interests of any Person.

(e) Notwithstanding anything to the contrary contained in this Agreement, if, on any date, the total amount of Revolver Lender Debt exceeds the Maximum Revolver Lender Debt on such date, the excess shall not be deemed to be Revolver Lender Debt for purposes of this Agreement (but such excess shall nevertheless constitute part of the Obligations that are required to be repaid by Obligors) and any Liens of Revolver Agent or Revolver Lenders with respect to such excess shall be junior and subordinate to the Liens of Noteholders Agent and Noteholders as security for the Noteholder Debt.

4. Standby as to Lien Enforcement Action. (a) Except as is specifically provided in paragraph (b) of this Section 4, notwithstanding any rights or remedies available to Noteholders Agent or Noteholders under the Note Documents, Applicable Law or otherwise, Noteholders Agent shall not, directly or indirectly, initiate any Lien Enforcement Action with respect to any of the Collateral prior to Full Payment of all Revolver Lender Debt.

(b) If any Event of Default shall occur and be continuing under the Note Documents, then Noteholders Agent may initiate Lien Enforcement Actions with respect to the Collateral, subject to each of the following limitations and conditions: (i) Noteholders Agent shall have given to Revolver Agent a written declaration by Noteholders Agent of such Event of Default under the Note Documents, and at least 85 days shall have elapsed from the date on which Revolver Agent shall have received such written declaration; (ii) Noteholders Agent shall provide Revolver Agent with an additional written notice, pursuant to the UCC or other Applicable Law, of the date on which Noteholders Agent intends to commence a Lien Enforcement Action, which notice shall be given at least 10 days, but not more than 30 days, prior to the date on which Noteholders Agent intends to commence such Lien Enforcement Action (such additional notice period may commence and run concurrently with the equivalent last number of days at the end of the 85 day notice period specified in Section 4(b)(i)); (iii) prior to Full Payment of the Revolver Lender Debt, Noteholders Agent shall not initiate any Lien Enforcement Action with respect to any Collateral consisting of Accounts or other rights of an Obligor to the payment of monies; and (iv) Noteholders Agent shall not initiate any Lien Enforcement Action if, prior to the date on which Noteholders Agent initiates any Lien Enforcement Action, either (x) Revolver Agent has commenced and is diligently pursuing a Lien Enforcement Action (or is seeking to vacate any stay of Lien Enforcement Actions) with respect to any material part of the Collateral, and Noteholders Agent has received written notice from Revolver Agent that Revolver Agent has commenced a Lien Enforcement Action with respect to any material part of the Collateral or (y) Borrower, a trustee or receiver for Borrower in an Insolvency Proceeding, or other liquidation agent is actively engaged in the sale or collection of a material portion of the Collateral consisting of Accounts or in the orderly liquidation of a material portion of other Collateral and Noteholders Agent has received written notice from Revolver Agent of the same.

(c) Any Lien Enforcement Action undertaken by Noteholders Agent as permitted in Section 4(b) shall in all events be subject to all Liens in favor of Revolver Agent that secure the Revolver Lender Debt, and Revolver Agent's Liens shall not be released, impaired, or extinguished by any such Lien Enforcement Action by Noteholders Agent. Notwithstanding the foregoing, Revolver Agent shall release its Liens with respect to any Fixed Asset Collateral upon which Noteholders Agent shall foreclose its Lien as permitted by Section 4(b) if, from the net proceeds of such foreclosure sale, Noteholders Agent shall remit to Revolver Agent an amount in cash equal to the Loan Value of such Fixed Asset Collateral; and Revolver Agent shall release its Liens with respect to any Collateral foreclosed upon by Noteholders Agent in accordance with Section 4(b) consisting of Inventory if, from the proceeds received by Noteholders Agent from such foreclosure, Noteholders Agent shall remit to Revolver Agent an amount in cash equal to the Loan Value of such Inventory. Revolver Agent's determination of the amount of the Loan Value of any of the Inventory shall be conclusive and binding on the parties if made reasonably and in good faith. At Noteholders Agent's request and at Noteholders Agent's expense, Revolver Agent will provide copies to Noteholders Agent of any appraisals of the Fixed Asset Collateral or Inventory that have been commissioned by Revolver Agent, subject to the consent of the preparers of any such appraisals (which Revolver Agent shall reasonably request); provided, that Noteholders Agent acknowledges and agrees that Noteholders Agent's reliance on such appraisals shall be at Noteholders Agent's sole risk and shall be without recourse to or warranty by Revolver Agent.

5. Revolver Agent's Rights Exclusive. (a) Except as otherwise provided in Section 4(b) hereof, Revolver Agent shall have the exclusive right to initiate a Lien Enforcement Action and thereby to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of the Collateral as provided in the Revolver Loan Documents or by Applicable Law, in the manner deemed appropriate by Revolver Agent (subject, however, to the provisions of paragraph (b) below), without regard to any Security Interests or other Liens of Noteholders Agent therein, and Noteholders Agent will not hinder Revolver Agent's actions in enforcing its Liens and remedies with respect to any of the Collateral. Without limiting the generality of the foregoing, Revolver Agent shall be authorized, on behalf of itself and Revolver Lenders, to accept all or any part of the Collateral in total or partial satisfaction of any of the Revolver Lender Debt in accordance with UCC or other Applicable Law. Nothing in this Agreement shall be construed as a waiver by any Lender or either Agent of any claim that it may have under Applicable Law against any other Lender or Agent by reason of a failure of an Agent to conduct any Lien Enforcement Action in a commercially reasonable manner.

(b) The parties acknowledge that, under certain circumstances, a higher amount may be obtainable in any Lien Enforcement Action with respect to Collateral consisting of the assets of Fabrica and Masland, if those assets are able to be sold as going concerns. Accordingly, prior to institution of a Lien Enforcement Action with respect to any of the Collateral consisting of the assets of either Fabrica or Masland, and, except as otherwise hereinafter expressly provided, Revolver Agent shall confer with Noteholders Agent for the purpose of attempting mutually to agree upon a course of action for maximizing the value of such Collateral in connection with any Lien Enforcement Action; provided, however, that (i) none of the parties shall have any liability to any of the others for their failure to reach agreement on such a course of action; (ii) nothing herein shall imply that Revolver Agent has a duty to sell any of the assets of either Fabrica or Masland as going concerns or that Revolver Agent or Revolver Lenders are obligated to continue to support, with Revolver Loans or other extensions of credit, the operations of either Fabrica or Masland in order to preserve any perceived going concern value of their assets; (iii) Revolver Agent shall not be required to delay the commencement of any Lien Enforcement Action with respect to any other Collateral consisting of assets of an Obligor other than Fabrica or Masland; (iv) Revolver Agent shall defer taking any Lien Enforcement Action with respect to any of the Collateral consisting of the assets of either Fabrica or Masland until the sooner to occur of (x) 60 days after the date on which Revolver Agent first commences Lien Enforcement Action with respect to Collateral other than assets of Fabrica or Masland or (y) the date on which Agents are able mutually to agree upon a course of action for the disposition, in one or more Lien Enforcement Actions, of such Collateral consisting of the assets of either Fabrica or Masland; and (v) during any period that Revolver Agent is obligated to defer taking Lien Enforcement Action with respect to assets of Fabrica or Masland, Noteholders Agent shall also be prohibited from initiating any Lien Enforcement Action with respect to such assets even if the conditions set forth in Section 4(b) for Noteholders Agent initiating a Lien Enforcement Action have been satisfied. If such agreement is not reached within such 60-day period, then Revolver Agent may commence Lien Enforcement Actions with respect to such Collateral consisting of the assets of Fabrica and/or Masland on such terms and conditions as it deems to be commercially reasonably under the circumstances. Notwithstanding anything to the contrary contained herein, Revolver Agent shall in all events be authorized, during the 60-day period that it attempts to reach agreement with Noteholders Agent on the manner of disposition of Collateral consisting of assets of Fabrica and Masland, to continue to collect and apply to the Revolver Lender Debt collections with respect to Accounts or other Collateral consisting of rights of Fabrica or Masland to the payment of money and may take such protective steps as it reasonably deems necessary or desirable to protect, preserve, maintain, insure, or safeguard any Collateral consisting of assets of Fabrica or Masland (which protective steps may include, without limitation, seeking injunctions, restraining orders, attachments, writs of possession, writs of replevin, or other actions with respect to such Collateral to prevent any unauthorized sale, levy, execution, removal, transfer, disposition, or diminution in the value of any of such Collateral or loss or forfeiture thereof).

(c) After Full Payment of all Revolver Lender Debt, Revolver Agent shall deliver to Noteholders Agent (unless otherwise restricted or required by law) for application to the Noteholder Debt any proceeds remaining in Revolver Agent's possession from the sale or other disposition of any of the Collateral.

6. Agreement to Release Liens. Noteholders Agent agrees that it will, if requested to do so by the Revolver Agent, release its Liens in any Fixed Asset Collateral in connection with and in order to facilitate any authorized disposition of such Fixed Asset Collateral pursuant to the terms of the Revolver Loan Documents, if (i) the net proceeds of such sale or other disposition, together with a net proceeds of all other dispositions of Fixed Asset Collateral (excluding dispositions in connection with a replacement of Fixed Asset Collateral) occurring after the date of this Agreement, do not exceed $4,000,000, (ii) the disposition price of each item of Fixed Asset Collateral with a net book value in excess of $250,000 is not less than 90% of the appraised value of such item of Fixed Asset Collateral, (iii) Revolver Agent has agreed to release or terminate its Liens with respect to such Fixed Asset Collateral (but not the proceeds thereof), (iv) no Event of Default then exists (to the actual knowledge of Revolver Agent) under the Revolver Loan Documents, and (v) the net cash proceeds from any such disposition of Fixed Asset Collateral are turned over to Revolver Agent for application to the Revolver Lender Debt (with such application to be made first to the Revolver Lender Term Debt and then to the Revolver Lender Working Capital Debt, and with a corresponding permanent reduction in the Revolver Commitments in the case of any application to the Revolver Lender Working Capital Debt). Upon the request of Revolver Agent, Noteholders Agent will, at the Noteholders Agent's expense, promptly execute and deliver such documents, instruments, and agreements, which shall be without recourse, representation or warranty, as are necessary to effectuate such release and to evidence such release in the appropriate public records.

7. Waiver of Marshaling; Application of Payments and Proceeds. Noteholders Agent and Noteholders each hereby waives any right to require Revolver Agent or any Revolver Lender to marshal any security or collateral or otherwise to compel Revolver Agent or Revolver Lenders to seek recourse against or satisfaction of the Revolver Lender Debt from one source before seeking recourse or satisfaction from another source. Except as otherwise provided in Section 6 hereof, Revolver Agent and Revolver Lenders shall be authorized to apply any and all payments, collections, and proceeds of Collateral received by any of them to such portion of the Revolver Lender Debt as Revolver Agent may elect (but, as among Revolver Agent and Revolver Lenders, consistent with the provisions of the Revolver Loan Documents).

8. Provisions Concerning Insurance. Proceeds of the Collateral include insurance proceeds, and therefore the priorities set forth in Section 3 hereof shall govern the ultimate disposition of casualty insurance proceeds. Revolver Agent shall have the sole and exclusive right, as against the Noteholders Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of the Collateral. All proceeds of such insurance shall inure to Revolver Agent, and the Noteholders Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to Revolver Agent. Revolver Agent shall have the sole and exclusive right to determine whether such proceeds will be applied to the Revolver Lender Debt (and the manner of application among the components of the Revolver Lender Debt) or used to rebuild, replace or repair the affected Collateral, subject, however, to Borrower's right under Section 7.1.2(ii) of the Revolver Loan Agreement, in the absence of an Event of Default, to apply the proceeds of any single casualty affecting Equipment or Real Estate of not more than $5,000,000 to the replacement or repair of such Equipment or Real Estate. If such proceeds are applied to the Revolver Lender Debt, any proceeds remaining after payment of the Revolver Lender Debt and all expenses of collection, including reasonable attorneys' fees and expenses, shall be promptly remitted to Noteholders Agent for application to the Noteholder Debt or to Borrower, as applicable. The proceeds of business interruption insurance shall be deemed to be proceeds of the Collateral and shall be dealt with accordingly hereunder. Revolver Agent and Revolver Lenders agree not to amend Section 7.1.2 of the Revolver Loan Agreement without the consent of Noteholders Agent.

9. Option to Purchase. (a) Subject to the provisions of subsection (b) hereof, prior to Revolver Agent's taking any Lien Enforcement Action, Revolver Agent shall provide not less than 5 Business Days prior written notice to Noteholders Agent of Revolver Agent's intent to take a Lien Enforcement Action. For 5 Business Days following receipt of such notice by Noteholders Agent (the "Option Period"), Noteholders shall have the right (but not the obligation) to purchase from Revolver Agent and the Revolver Lenders all, but not less than all, of the Revolver Lender Debt, and all of the Revolver Loan Documents and all of each Revolver Lender's right, title, and interest therein (the "Purchase Option"). At any time during the Option Period, the Noteholders Agent may exercise the Purchase Option on behalf of Noteholders by delivering to Revolver Agent a written notice of the Noteholders' intent to exercise the Purchase Option, in which notice the Noteholders Agent shall specify the date of closing (which shall be a date within the Option Period), provided that Noteholders Agent shall not be entitled to exercise the Purchase Option on behalf of Noteholders if, prior to the Revolver Agent's receipt of such written notice from Noteholders Agent, Revolver Agent has entered into a written agreement with Borrower waiving or curing the Event of Default that gave rise to Revolver Agent's right to accelerate the Revolver Lender Debt or take a Lien Enforcement Action. On the closing date specified in Noteholders Agent's notice of intent to exercise the Purchase Option, each Revolver Lender shall assign all of its right, title, and interest in, to, and under the Revolver Lender Debt and the Revolver Loan Documents to Noteholders, without recourse or warranty (except as set forth herein) upon Revolver Agent's receipt of payment in cash of the purchase price, which shall be equal to the amount necessary for Full Payment of the Revolver Lender Debt, including all principal, Accruals, Enforcement Expenses, and participations in outstanding Letters of Credit procured for the account of any Obligor. Noteholders Agent's notice to Revolver Agent of its intent to exercise the Purchase Option shall be irrevocable. The consummation of any sale pursuant to the Purchase Option shall in all events be subject to obtaining any required approval of any court or other regulatory or governmental authority, but each Revolver Lender hereby represents and warrants that, as of the date of this Agreement, it is not aware of any requirement for it to obtain any approval of any court or other regulatory or governmental authority to effect a sale and assignment of its interests in the Revolver Lender Debt and the Revolver Loan Documents to Noteholders under the circumstances described herein. Upon the consummation of any sale pursuant to the Purchase Option, Noteholders (and not any Revolver Lender) shall thereafter be obligated pursuant to the terms of the Revolver Loan Documents. After consummation of any sale pursuant to the Purchase Option and Full Payment of the Revolver Lender Debt in connection therewith, Revolver Agent shall fully reimburse Noteholders for any cash collateral held by Revolver Agent to secure undrawn Letters of Credit included in the calculation of the Revolver Lender Debt 30 days after the expiry date of such Letters of Credit. Notwithstanding the grant of the Purchase Option pursuant to this Agreement to Noteholders, nothing herein shall restrict any Revolver Lender from assigning or transferring any or all of the Revolver Lender Debt and/or Revolver Loan Documents so long as such assignee or transferee agrees to be bound by the terms of this Section 9.

(b) In connection with Noteholders' exercise of the Purchase Option, Noteholders jointly and severally agree to reimburse Revolver Lenders for any loss, cost, damage, or expense (including interest at the rate applicable on the date the Purchase Option is exercised and reasonable attorneys' fees and other legal expenses) related to any checks or other payments provisionally credited to the Revolver Lender Debt, and/or as to which the Revolver Lenders have not received final and indefeasible payment. Such purchase price and expense reimbursement shall be remitted by wire transfer in immediately available federal funds to such bank account of Revolver Agent as Revolver Agent may designate in writing to the Noteholders Agent for such purpose and shall be calculated to, but excluding, the Business Day on which reimbursement shall occur if the amounts so paid by the Noteholders to the bank account designated by Revolver Agent are received in such bank account on or prior to 12:00 o'clock p.m., Atlanta, Georgia time; and interest shall be calculated to and including such Business Day if the amounts so paid by Noteholders to the bank account designated are received in such bank account later than 12:00 o'clock p.m., Atlanta, Georgia time.

(c) Any purchase pursuant to the Purchase Option shall be expressly made without any representation or warranty of any kind by Revolver Agent or any Revolver Lender as to the Revolver Lender Debt or otherwise and without recourse to Revolver Agent and Revolver Lenders, except that each Revolver Lender shall be deemed to represent and warrant: (i) the amount of the Revolver Lender Debt being purchased from it, (ii) that such Revolver Lender owns the Revolver Lender Debt to be purchased from it free and clear of any Liens, and (iii) such Revolver Lender has the right to assign the Revolver Lender Debt owed to it and such assignment is duly authorized.

(d) Notwithstanding anything to the contrary in this Section 9, Revolver Agent shall not be required to provide any prior written notice to the Noteholders Agent or Noteholders to accelerate payment of the Revolver Lender Debt or to take any Lien Enforcement Action if, in the good faith determination of the Revolver Agent (i) a fraud or material misrepresentation has been committed by an Obligor in connection with its obligations under the Revolver Lender Documents, including any withholding of collections of Accounts or other proceeds of Collateral in violation of the terms of the Revolver Loan Documents; or (ii) the giving of such notice (and the delay that would accompany it) could have a reasonable likelihood of (x) causing material diminution in the value of the Collateral or (y) materially endangering Revolver Agent's ability to realize upon the Collateral or collect any of the Revolver Lender Debt; provided, however, that, in the case of clause (ii) above, Revolver Agent nevertheless shall be required to provide Noteholders Agent with such shorter notice of Revolver Agent's intent to accelerate payment of the Revolver Lender Debt or take a Lien Enforcement Action and the Option Period, if any such shorter notice or Option Period would be commercially reasonable under the circumstances; and provided further that, in the case of clause (i) above, Revolver Agent nevertheless shall give the Noteholders Agent concurrent or prompt subsequent notice of Revolver Lenders' acceleration or Revolver Agent's commencement of Lien Enforcement Action, and, in such event, the Option Period shall run from receipt by Noteholders Agent of such notice but shall not impair Revolver Agent's ability to act (including the taking of any Lien Enforcement Action) in the interim.

(e) Notwithstanding any sale of the Revolver Lender Debt and Revolver Loan Documents to Noteholders hereunder, each Obligor agrees that, by its consent below, any such sale and assignment by the Revolver Lender shall not operate to terminate or impair such Obligor's indemnifications of Revolver Agent and Revolver Lenders under the Revolver Loan Documents or otherwise, all of which indemnifications shall survive any such sale and assignment.

(f) Nothing in this Section 9 shall be deemed to preclude any Revolver Lender from assigning all or a portion of the Revolver Lender Debt to third persons in accordance with the terms and conditions of the Revolver Loan Agreement so long as such Revolver Lender complies with the provisions of Section 25 in connection with any such assignment, and the assignee acknowledges in writing (in form and substance reasonably satisfactory to Noteholders Agent) that it is obligated hereunder as a Revolver Lender, or to require Revolver Lenders to extend any credit to Borrower during the Option Period.

10. Notices. (a) Each Agent shall use its reasonable good faith efforts to give to the other Agent, concurrently with or promptly after the giving thereof to any Obligor, (i) a copy of any written notice by such Agent of an Event of Default under its agreements with such Obligor, or written notice to an Obligor of demand by such Agent for payment from such Obligor; (ii) a copy of any written notice sent by such Agent to an Obligor at any time an Event of Default under such Agent's agreements with such Obligor exist stating such Agent's intention to take any Lien Enforcement Action, including written notice pertaining to any foreclosure on any of the Collateral or other judicial or non-judicial remedy in respect thereof to the extent permitted hereunder, and any legal process served or filed in connection therewith; and (iii) a copy of any written notice of acceleration of the Revolver Lender Debt or the Noteholder Debt, as the case may be. Each Agent shall give prompt notice of the full and final payment in cash of all of the Revolver Lender Debt or the Noteholder Debt, as the case may be (in either case, whether as a result of refinancing or otherwise); provided, however, that, the failure of either Agent to give notices required hereby shall not affect the relative priorities of such Agent's Liens with respect to the Collateral as provided herein or the validity or effectiveness of any such notice as against Obligors and shall not subject such Agent to any damages for breach of contract.

(b) All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt or by telecopier or other facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered when delivered against receipt or 4 Business Days after deposit in the United States mail (certified mail, return receipt requested, with postage prepaid) or, in the case of personal delivery or facsimile transmission, when received at the office of the noticed party, in each case addressed at the address of the noticed party as shown on the signature page hereof for such noticed party or to such other address as each party may designate for itself by like notice given in accordance with this Section. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party. Noteholders Agent and Noteholders hereby agree that any requirement for the giving of notice by Revolver Agent under the UCC or otherwise in connection with any exercise by Revolver Agent of any of its rights or remedies with respect to the Collateral (including the taking of any Lien Enforcement Action) shall be satisfied by the giving of written notice at least 10 days prior to the date on which such rights or remedies are to be exercised by Revolver Agent, provided that nothing herein shall be deemed to require the giving of any such notice when such notice is not required by Applicable Law.

(c) Wherever in this Agreement Revolver Agent is obliged to give to Noteholders Agent and/or Noteholders notices, for different purposes, a course of action intended to be taken or pursued by Revolver Agent, each such notice shall run concurrently, and Revolver Agent shall not be obliged to give separate notices.

11. Relationship of Parties. (a) This Agreement is entered into solely for the purposes set forth above, and no party assumes any responsibility to any other to advise such other party of information known to such party regarding the financial condition of any Obligor or regarding the Collateral, or of any other circumstances bearing upon the risk of nonpayment of the obligations of the Borrower under the Note Documents or the Revolver Loan Documents. Each of Agent and Lender shall be responsible for managing its relationship with Obligors, and neither Agent shall be deemed the agent of the other for any purpose. Noteholders Agent and Noteholders, on the one hand, and Revolver Agent and Revolver Lenders, on the other, may agree with Obligors to alter, amend, supplement, release, discharge or otherwise modify any terms of the Note Documents or of the Revolver Loan Documents, respectively, without notice to or the consent of the other. Notwithstanding the foregoing, (i) Revolver Lenders and Revolver Agent shall not, without the prior written consent of Noteholders Agent, enter into amendments or modifications of the Revolver Loan Agreement to the extent that such amendment or modification would alter the definition of "Accounts Formula Amount" or "Inventory Formula Amount" or would postpone or otherwise amend the due date of any of the Revolver Lender Debt at any time due under the Revolver Loan Agreement (but Revolver Lenders and Revolver Agent may, after the occurrence and during the continuance of an Event of Default, forbear from collecting any of the Revolver Lender Debt or initiating a Lien Enforcement Action); and (ii) Noteholders and Noteholders Agent shall not shorten or otherwise amend (other than to extend) the maturity of any of the Noteholder Debt, alter (other than to reduce) the amount of scheduled principal installments with respect to the Noteholder Debt, or accept from any Obligor a Security Interest (whether or not perfected), in any asset of such Obligor unless, at the time of the granting of such Security Interest, Revolver Agent has or is concurrently granted, for its benefit and the benefit of Revolver Lenders, a Security Interest in the same asset as security for the Revolver Lender Debt. Nothing in this Agreement shall be deemed to prohibit Revolver Lenders from making any Out-of-Formula Loans (as defined in the Revolver Loan Agreement) at any time or times in their discretion.

(b) If Revolver Lenders should honor a request by Borrower for a Revolver Loan or other extension of credit pursuant to any of the Revolver Loan Documents, without regard to whether or not Revolver Lenders or Revolver Agent have knowledge that the honoring of any such request would constitute an Event of Default under the terms of the Note Documents or an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default under the Note Documents, or if any Revolver Lender or Revolver Agent otherwise should exercise any of its contractual rights or remedies under the Revolver Loan Documents (subject only to the express terms and provisions hereof), neither Revolver Agent nor any of the Revolver Lenders shall have any liability or accountability whatsoever to Noteholders or Noteholders Agent as a result of such Event of Default or as the result of such other exercise (so long as such other exercise does not breach the express terms and provisions hereof) and, without limiting the generality of the foregoing, Noteholder and Noteholders Agent agree that neither Revolver Lenders nor Revolver Agent shall have any liability for tortious interference with contractual relations or for any inducement for any Obligor to breach or fail to comply with any of the Note Documents. Nothing in this Agreement shall operate to limit or waive any right Revolver Lenders or Revolver Agent may have to enforce any of the provisions of the Revolver Loan Documents against any Obligor so long as such enforcement does not breach any express provision of this Agreement.

(c) If Noteholders Agent or any Noteholder should exercise any of its contractual rights or remedies under the Note Documents (subject only to the express terms and provisions hereof), neither Noteholder nor any of the Noteholders shall have any liability or accountability whatsoever to Revolver Lenders or Revolver Agent as a result of such Event of Default or as the result of such other exercise (so long as such other exercise does not breach the express terms and provisions hereof) and, without limiting the generality of the foregoing, Revolver Lenders and Revolver Agent agree that neither Noteholders nor Noteholders Agent shall have any liability for tortious interference with contractual relations or for any inducement for any Obligor to breach or fail to comply with any of the Revolver Loan Documents. Nothing in this Agreement shall operate to limit or waive any right that Noteholders or Noteholders Agent may have to enforce any of the provisions of the Note Documents against any Obligor so long as such enforcement does not breach any express provision of this Agreement.

12. Specific Enforcement. If any party fails to comply with any provision of this Agreement that is applicable to it, any other party may demand specific performances of this Agreement and may exercise any other remedy available at law or equity.

13. No Debt Subordination. Nothing in this Agreement shall be construed to be or operate as a subordination of any of the Noteholder Debt to any of the Revolver Lender Debt, or vice versa.

14. Additional Credit Extensions; Amendments to Revolver Loan Documents. Each Noteholder agrees that it will not, without the prior written consent of Revolver Agent, extend credit to Borrower secured by any of the Collateral, except for the Noteholder Debt arising pursuant to the Note Documents as presently in effect on the date hereof. Noteholders and Noteholders Agent each acknowledges, understands and agrees that the Revolver Agent may make loans and other extensions of credit to Borrower from time to time, pursuant to the Revolver Loan Documents or otherwise, and all such loans and other extensions of credit shall constitute part of the Revolver Lender Debt and, subject to the provisions of Section 3(e) of this Agreement, shall be secured by all of the Collateral, and nothing herein shall restrict in any manner or in any way the right of Borrower to obtain additional credit from Revolver Agent or Revolver Lenders or the right of Revolver Agent or Revolver Lenders to make available such additional credit to Borrower as Revolver Agent or Revolver Lenders in their sole and absolute discretion may elect. Revolver Agent and Revolver Lenders may agree with any Obligor to amend, modify, supplement or waive any of the provisions of any of the Revolver Loan Documents without notice to or the consent of Noteholders Agent or Noteholders (except as otherwise expressly provided in Section 9(a) hereof) and without in any manner affecting this Agreement or any of Revolver Agent's or Revolver Lenders' rights hereunder.

15. Indemnity. If Revolver Agent is sued by any Person or entity, including any Person holding a Lien upon any Collateral, any Obligor or any trustee or receiver for such Obligor in any Insolvency Proceeding (any such Person or entity being referred to herein as the "Complainant") on account of any payments or Collateral proceeds received by Revolver Agent that Revolver Agent has turned over to Noteholders Agent or Noteholders (any such payments or Collateral proceeds being herein referred to as the "Disputed Funds"), or if Revolver Agent shall receive any demand for the return of such Disputed Funds to such Complainant, and if the basis for such suit or demand with respect to such Disputed Funds is that the payment to or receipt by Revolver Agent thereof constituted a voidable transfer or a transfer in violation of the rights of such Complainant, then Revolver Agent shall promptly notify Noteholders Agent of such suit or demand and Noteholders Agent and Noteholders shall either (i) promptly remit to Revolver Agent an amount equal to the Disputed Funds to settle or satisfy such suit or demand or (ii) indemnify and defend Revolver Agent from and against any loss, cost, damage and expense (including reasonable legal fees) arising out of or related to such suit or demand. The foregoing indemnity shall survive termination of this Agreement. As among Noteholders Agent, Noteholders and Obligors, if Noteholders and Noteholders Agent are obligated under this Section 15 to return any Disputed Funds that Noteholders Agent or any Noteholder received from Revolver Agent under this Agreement, then Noteholders' claim against Obligors shall be reinstated to the extent of the amount returned by Noteholders Agent and Noteholders under this Section 15.

16. No Additional Rights of Obligors Hereunder; No Effect on Liens. Nothing herein shall be construed to confer additional rights upon any Obligor. Without limiting the generality of the foregoing, if Revolver Agent or Noteholders Agent shall enforce its rights or remedies in violation of this Agreement, no Obligor shall be authorized to use such violation as a defense to any right or remedy exercised by such party, nor assert such violation as a counterclaim or basis of setoff or recoupment against such party, unless the other party hereto consents in writing and itself asserts that the exercise of right or remedy is in violation of this Agreement. Nothing contained in this Agreement is intended to affect or limit in any way the Liens of either Agent with respect to any of the Collateral or other assets of any Obligor, whether tangible or intangible, insofar as such Obligor and third parties are concerned. The parties hereto specifically reserve all of their respective Liens, and rights to assert such Liens, as against each Obligor and all third parties.

17. Independent Credit Investigations. No party hereto nor any of its directors, officers, agents or employees shall be responsible to any other party (or to any other Person), for any Obligor's solvency, financial condition or ability to repay any of the Noteholder Debt or any of the Revolver Lender Debt, or for statements of any Obligor, oral or written, or for the validity, sufficiency or enforceability of any of the Note Documents or any of the Revolver Loan Documents, or the validity or priority of any Liens granted pursuant to any of the Note Documents or any of the Revolver Loan Documents. Each party hereto has entered into its agreements with each Obligor based upon its own independent investigation, and makes no warranty or representation to any other party nor does it rely upon any representation of any other party with respect to matters identified or referred to in this Section.

18. Term of Agreement. This Agreement is irrevocable and shall continue in full force and effect and shall be irrevocable by any party hereto until the earliest to occur of the following: (i) the parties hereto in writing mutually agree to terminate this Agreement; (ii) the Noteholder Debt is fully paid and discharged and the Note Documents are terminated; or (iii) Full Payment of the Revolver Lender Debt has occurred.

19. Governing Law. This Agreement shall be interpreted, and the rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of New York.

20. Representations of Parties. (a) Noteholders and Noteholders Agent each represents and warrants to Revolver Agent and Revolver Lenders that (i) the execution, delivery and performance of this Agreement by such Noteholder and Noteholders Agent is within the powers of such Noteholder or Noteholders Agent, as appropriate, has been duly authorized by such Noteholder or Noteholders Agent and does not contravene any law, any provision of the Note Documents, or any agreement to which such Noteholder or Noteholders Agent is a party or by which it is bound; and (ii) this Agreement constitutes the legal, valid and binding obligation of each Noteholder and Noteholders Agent, enforceable against each in accordance with its terms and shall be binding upon Noteholders and Noteholders Agent.

(b) Revolver Lenders and Revolver Agent each represents and warrants to Noteholders Agent and Noteholders that (i) the execution, delivery, and performance of this Agreement by such Revolver Lender and Revolver Agent is within the powers of such Revolver Lender and Revolver Agent, as appropriate, has been duly authorized by such Revolver Lender or Revolver Agent and does not contravene any law, any provision of the Revolver Loan Documents, or any agreement to which such Revolver Lender or Noteholders Agent is a party or by which it is bound; and (ii) this Agreement constitutes the legal, valid and binding obligation of Revolver Lenders and Revolver Agent, enforceable against each in accordance with its terms and shall be binding upon Revolver Lenders and Revolver Agent.

21. No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any Person other than the parties hereto.

22. Conflict with Documents. The provisions of this Agreement are intended by the parties to control any conflicting provisions in the Revolver Loan Documents or the Noteholders Agent Documents, including any covenants prohibiting further borrowing or encumbrances of any Collateral.

23. Section Titles. The section titles contained in this Agreement are for convenience of reference only and shall be deemed to be without substantive meaning or content of any kind.

24. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. In proving this Agreement in any judicial proceeding, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

25. Successors and Assigns. (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. To the extent provided in their respective agreements with each Obligor, each Lender reserves the right to grant participations in, or otherwise sell, assign, transfer, or negotiate all or any part of, or any interest in, the Revolver Lender Debt or the Noteholder Debt, as the case may be; provided, however, that no Lender shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Revolver Lender Debt or the Noteholder Debt, as the case may be, and no participant shall be entitled to any rights or benefits under this Agreement, except through the Lender with which it is a participant and any sale of a participation in the Revolver Lender Debt or the Noteholder Debt expressly shall be made subject to all of the provisions of this Agreement. In connection with any participation or other transfer or assignment, a Lender (i) may, subject to its respective agreements with each Obligor, disclose to such assignee, participant, or other transferee or assignee all documents and information that such Lender now or hereafter may have relating to such Obligor; and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement. In no event, however, shall either Revolver Agent or Noteholders Agent transfer or assign any Lien that it may have in any of the Collateral to any Person unless the transferee or assignee thereof shall first agree in writing to be bound by the terms of this Agreement the same as if an original signatory hereto.

(b) In the case of an assignment or transfer (other than to an affiliate of the assignor or transferor), the assignee or transferee acquiring any interest in the Noteholder Debt or the Revolver Lender Debt, as the case may be, shall, prior to such assignment or transfer, execute and deliver to each of the Agents and Lenders a written acknowledgment of receipt of a copy of this Agreement and the written agreement by such Person to be bound by the terms of this Agreement.

(c) If any Person or Persons succeed to or refinance, replace, or substitute for any or all of the Revolver Lenders' financing of Obligors, whether such successor or replacement financing occurs by transfer, assignment, "take out," or any other means or vehicle, then, in connection therewith, Noteholders and Noteholders agree to execute and deliver an agreement in substance identical to this Agreement (subject to changing names of parties, document references and terms, and addresses, as appropriate) in favor of any such Person or Persons.

(d) If any Person or Persons succeed to or refinance, replace, or substitute for any or all of the Noteholders' financing of Borrower, whether such successor or replacement financing occurs by transfer, assignment, "take out," or any other means or vehicle, then, in connection therewith, Revolver Agent and Revolver Lenders agree to execute and deliver an agreement identical in substance to this Agreement (subject to changing names of parties, document references and terms, and addresses, as appropriate) in favor of any such Person or Persons.

26. Several Obligations. The obligations and covenants hereunder of each Agent and each Lender are several and not joint and several.

27. Further Assurances. Each of the parties hereto agrees to execute such amendments to financing statements and other documents as may be necessary to reflect of record the existence of this Agreement and the relative priorities established pursuant to Section 3 hereof. If at any time or from time to time hereafter it becomes necessary or advisable in connection with any Lien Enforcement Action or other disposition of any Collateral by Revolver Agent for Revolver Agent to obtain subordination, release or discharge of Noteholders Agent's Lien in any such Collateral in order to convey good and marketable title to such Collateral, then, so long as Lien Enforcement Action or other disposition, and the application of the proceeds derived therefrom, have been accomplished in conformity herewith, upon the request of Revolver Agent, Noteholders Agent shall execute such instruments of subordination, release or discharge of such Liens or Security Interests, in recordable form, as may be reasonable and appropriate in the circumstances; provided, however, that in no event shall any such subordination, release or discharge alter, impair, release, discharge or otherwise modify any Liens of Noteholders Agent in and to any other portion of the Collateral then existing or the claim of Noteholders Agent against Obligors for any of the Noteholder Debt.

28. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

29. Entire Agreement; Amendments. This Agreement expresses the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties regarding the same subject matter. This Agreement may not be amended or modified except by a writing signed by the parties hereto.

30. Each Party a Bailee for Perfection Purposes. Revolver Agent and Noteholders Agent each agrees that, with respect to any Collateral at any time or times in its possession and in which the other party has a Lien (whether or not subordinate pursuant to the terms hereof to the Lien of the party in possession), the party in possession of any such Collateral shall be the agent and bailee of the other solely for purposes of perfecting (to the extent not otherwise perfected) such other party's Lien in such Collateral, subject in all events to the relative priorities established pursuant to Section 3.

31. Jury Trial Waiver. Each Party hereby waives all rights that it may have to a trial by jury in connection with any action, suit or other proceeding or counterclaim arising out of or related to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

REVOLVER AGENT: Fleet Capital Corporation ("Revolver Agent")
By: /s/ Elizabeth L. Waller Title: Senior Vice President Suite 800 300 Galleria Parkway, NW Atlanta, Georgia 303339 Attention: Office Head Telecopier No. (770)859-2483
REVOLVER LENDERS: Fleet Capital Corporation
By: /s/ Elizabeth L. Waller Title: Senior Vice President Suite 800 300 Galleria Parkway, NW Atlanta, Georgia 303339 Attention: Office Head Telecopier No. (770)859-2483
Congress Financial Corporation (Southern)
By: /s/ Fred Ernst Title: Vice President Suite 1500 200 Galleria Parkway Atlanta, Georgia 30339 Attention: Fred Ernst Telecopier No. (770) 956-8120

[Signatures will continue on following page]

LaSalle Business Credit, LLC, as successor by merger with LaSalle Business Credit, LLC)
By: /s/ Daniel Gallagher Title: Vice President Suite 425 135 South LaSalle Street Chicago, Illinois 60603 Attention: Daniel Gallagher, AVP Telecopier No. (312)904-7446
Foothill Capital Corporation By: /s/ Rina Shinoda Title: Vice President 2450 Colorado Avenue, Suite 3000W Santa Monica, California 90404 Attention: Juan Barrera Telecopier No. (310) 453-7447

NOTEHOLDERS AGENT:

TENNENBAUM CAPITAL PARTNERS, LLC,
as Collateral Agent

By: Tennenbaum & Co., LLC
Its: Managing Member
By:   /s/ Howard Levkowitz
Name:  Howard Levkowitz
Title:  Principal
11100 Santa Monica Boulevard, Suite 210
Los Angeles, California 90025
Attention: Howard Levkowitz
Facsimile: 310.566.1010

[Signatures will continue on following page]

NOTEHOLDERS:

SPECIAL VALUE BOND FUND II, LLC
as a Noteholder
By: SVIM/MSM II, LLC
Its: Managing Member
   By: Tennenbaum & Co. LLC
   Its: Managing Member

By:   /s/ Howard Levkowitz
Name:  Howard Levkowitz
Title:  Principal
11100 Santa Monica Boulevard, Suite 210
Los Angeles, California 90025
Attention: Howard Levkowitz
Facsimile: 310.566.1010

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC
as a Noteholder
By: SVAR/MM, LLC
Its: Managing Member
 By: Tennenbaum Capital Partners, LLC
 Its: Managing Member
   By: Tennenbaum & Co., LLC
   Its: Managing Member

By:   /s/ Howard Levkowitz
Name:  Howard Levkowitz
Title:  Principal
11100 Santa Monica Boulevard, Suite 210
Los Angeles, California 90025
Attention: Howard Levkowitz
Facsimile: 310.566.1010

[Signatures will continue on following page]

J.B. FUQUA FAMILY CHARITABLE LOAD ANNUITY TRUST-2000
as a Noteholder
By: Tennenbaum Capital Partners, LLC
Its: Investment Member

By:   /s/ Howard Levkowitz
Name:  Howard Levkowitz
Title:  Principal
11100 Santa Monica Boulevard, Suite 210
Los Angeles, California 90025
Attention: Howard Levkowitz
Facsimile: 310.566.1010

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

The undersigned, the Obligors described in the foregoing Intercreditor Agreement, each acknowledges and , to the extent required, consents and agrees to the terms and conditions thereof (including, without limitation, the last sentence of Section 15 thereof); acknowledges and agrees that it is not a third-party beneficiary of, and does not have any rights or benefits under, the Intercreditor Agreement; although it is signing below; acknowledges and agrees that it is not a party to the Intercreditor Agreement and the Intercreditor Agreement may be modified or amended at any time or times without notice to or the consent of any of the undersigned; and agrees that it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of either Agents or any Lenders to effectuate the intent or purpose of the foregoing Intercreditor Agreement.

This Acknowledgment, Consent and Agreement to the Intercreditor Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument.

As of March 14, 2003.

ATTEST:	The Dixie Group, Inc. ("Borrower")
By: /s/ Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President and Chief Financial Officer
[CORPORATE SEAL]

ATTEST:	Chroma Technologies, Inc. ("Guarantor")
By: /s/ Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]

ATTEST:	Dixie Group Logistics, Inc. ("Guarantor")
By: /s/ Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]

[Signatures will continue on following page]

ATTEST:	Fabrica International ("Guarantor")
By: /s/ Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President and Chief Financial Officer
[CORPORATE SEAL]

ATTEST:	Bretlin, Inc. ("Guarantor")
By: /s/ Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]

ATTEST:	Candlewick Yarns, Inc. ("Guarantor")
By: /s/ Geoffrey G. Young Assistant Secretary	By: /s/ Gary A. Harmon Title: Vice President
[CORPORATE SEAL]